EXHIBIT 99.1

   Provo International Submits Plan to Bring the Company Back into
     Compliance with the American Stock Exchange Listing Standards

    PEARL RIVER, N.Y.--(BUSINESS WIRE)--Nov. 18, 2004--Provo International, Inc. (formerly Frontline Communications Corp). (AMEX:FNT) www.fcc.net, received a notice from the American Stock Exchange on November 11, 2004, indicating that the Company's common stock is not in compliance with Section 1003(d) of the Exchange's continued listing standards due to the fact that the Company's former auditors did not complete their review of the Company's Form 10-QSB for the period ended June 30, 2004. The notice further stated that the common stock is therefore subject to being delisted from the Exchange. The Exchange requested the Company to submit a plan, on or before November 18, 2004, indicating the manner in which it would bring the Company back into compliance on or before December 16, 2004.
    On November 17, the Company submitted a plan to the Exchange to bring the Company back into compliance with the Exchange's listing standards prior to December 16, 2004. There can be no assurance that the Company's plan will be accepted by the Exchange.

    About Provo International Inc.

    Founded in 1995 as Frontline Communications Corporation and currently traded on the American Stock Exchange under the symbol FNT, Provo International Inc. is a provider of internet bandwidth services and award winning Ecommerce, programming and website development, design and hosting services through its PlanetMedia group, www.pnetmedia.com. In addition, the company is currently launching its Provo Paycard and other payroll disbursement products and services.
    The statements which are not historical facts contained in this press release are forward looking statements that involve certain known and unknown risks and uncertainties, including but not limited to, changes in the market for Internet or distribution services, regulatory and technological changes, economic factors, increased competition, foreign currency devaluation, foreign market risk, and the nature of supplier or customer arrangements which become available to the Company in the future. The Company's actual results may differ materially from the results discussed in or implied by any forward-looking statement. The words "intend," "expect," "should," "project," and "anticipate," and similar expressions identify forward looking statements. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date they were made.

    CONTACT: For Provo International, Inc.
             Stephen J. Cole-Hatchard, 845-623-8553
             scolehatchard@fcc.net
             or
             Investors Relations
             845-623-8553 X1108
             investorrelations@fcc.net